EXHIBIT 23

CONSENT OF REGISTERED INDEPENDENT
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-114939, 333-101596, 333-84000, 333-81681, 33-38822 and 33-62687 on Form S-8 of Oshkosh Truck Corporation of our report dated November 22, 2004, appearing in this Annual Report on Form 10-K of Oshkosh Truck Corporation for the year ended September 30, 2004.

/S/DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
November 22, 2004